Exhibit 10(p)
[THIS AGREEMENT IS SUBJECT TO ARBITRATION]
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 11th of May, 1999, (“Effective Date”) by and between Interphase Corporation and its subsidiaries (the “Corporation”), and Steven P. Kovac (“Executive”).
          WHEREAS, the Corporation desires to enter into an employment relationship with Executive on certain terms and conditions as set forth herein; and
          WHEREAS, Executive is willing to accept such employment on such terms; and
          NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:
1)	Employment. The Corporation hereby employs Executive and Executive hereby accepts employment on the following terms and conditions. Executive will be employed by the Corporation as the Vice President of Finance and Chief Financial Officer of the Corporation. In that capacity, Executive will be an Officer of the Corporation and will report directly to the Chief Executive Officer of the Corporation. Executive agrees to review and comply with all policies and procedures in the Corporation’s Employee Handbook.

2)	Term. Executive’s employment with the Corporation will be “At Will”, and thus, either party may terminate the relationship at any time for any reason, subject to the termination provisions in paragraphs 6 and 7. Only the Chief Executive Officer of the Corporation has any authority to modify this Agreement or enter into any other agreement for employment for any specified time or to make any agreement contrary to the “At Will” relationship. Executive further understands that any reference to dates and/or periods of time in his Agreement, including any reference to rights Executive may have at certain specified dates after his execution of this Agreement, are expressly conditional upon Executive remaining in the employment of the Corporation at the specified time or date and are in no way intended to alter the “At Will” nature of Executive’s employment.

3)	Salary and Other Compensation. As compensation for the services to be rendered by Executive to the Corporation pursuant to this Agreement, Executive shall be paid the following compensation and other benefits:
a)	Salary: $6,730.77 per pay period, of which there are 26 in each calendar year, less deductions as may be required by law. The Corporation reserves the right to: (i) make deductions from Executive’s pay to satisfy any outstanding obligations; and/or (ii) make deductions from Executive’s pay to satisfy any losses resulting from unlawful activities. In each case, deductions to be made only after final adjudication by a court of competent jurisdiction.

b)	Bonus: Executive shall be eligible for an annual bonus based upon the Corporation’s existing Executive Bonus Plan; the “annual bonus target”shall be $40,000 if the Corporation satisfies the criteria for achieving said bonus as outlined in the Executive Bonus Plan. Executive understands and agrees that for any calendar year 1999, he shall be eligible for a full year of his annual target bonus. The Corporation reserves the right to: (i) make deductions from Executive’s bonus to satisfy any outstanding obligations; and/or (ii) make deductions from Executive’s bonus to satisfy any losses resulting from unlawful activities.

c)	Stock Options:
1)	Option Grant: The Corporation shall, in accordance with the Corporation’s Amended and Restated Stock Option Plan, grant to Executive options to purchase 100,000 shares of common stock of the Corporation which options shall vest in accordance with sub-part 3) below. To the maximum extent permitted within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, a portion of the option grant will be incentive stock options with the balance being nonqualified stock options. Such option grant shall be in consideration of Executive’s agreement to abide by the covenant not to compete provisions and nondisclosure requirements contained in paragraphs 4 and 5 of this Agreement. Executive certifies that, as of the Effective Date, he has seen or been given access to the items listed on Attachment A, “List of Confidential Information”.

2)	Option Price: The price at which Executive may exercise the stock options will be the closing price of the Corporation’s common stock on Executive’s Effective Date. A separate stock option agreement will be prepared for Executive covering the incentive and nonqualified stock option grants.

3)	Vesting Schedule: Executive’s right to exercise the stock options granted to him herein will vest, provided that Executive remains employed by the Corporation, at the rate of 20% annually, beginning on the first date of his employment, provided that Executive will have no right to exercise any such options prior to the first anniversary of his employment with the Corporation (except as provided in sub-part below). Subject to the provisions of sub-part (4), below, Executive must exercise his options within 10 years of the Effective Date or Executive will lose and forever waive his rights to exercise such options.

4)	Rights Upon Termination of Employment: Notwithstanding the other provisions of this Agreement, in the event Executive’s employment with the Corporation terminates for any reason (i) Executive must exercise all vested options within 90 days of the date of termination, or Executive will lose and forever waive his rights to exercise such of options and (ii) any options in which Executive has not vested as of the date of termination will lapse and may not at any time be exercised by Executive.

5)	Regulation of Rights: Executive must comply with all requirements regarding purchasing the Corporation’s Common Stock and exercising stock options, including, without limitation, requirements promulgated by the Corporation and the Securities and Exchange Commission. In this regard, Executive must report to the Corporation any activity such as selling, purchasing or exercising the Corporation’s Common Stock and/or stock options. Any questions regarding reporting requirements should be directed to the Corporation’s Chief Executive Officer.

6)	Upon Acquisition of Shares by One Investor: Notwithstanding any provision herein to the contrary, if at any time during the term of this Agreement one investor (including all affiliates, as defined in Rule 405 promulgated pursuant to the Securities Act of 1933, as amended, of such investoi) accumulates 30% or more of the out standing common stock of the Corporation all of the stock options (the “Executive Stock Options”) which have been granted pursuant to the Plan, or otherwise, shall be accelerated and become immediately vested. The Executive Stock Options as so accelerated are hereinafter referred to as the “Advanced Options.” If any of the Executive’s Incentive Stock Options, including the Advanced Options that fall within the definition of the Executive’s Incentive Stock Options, which are vested are not exercised prior to their termination, then the Corporation shall grant a fully-vested nonqualified stock option to the Executive for the same number of vested shares not exercised and at the same exercise price.
d)	Office Furnishings: The Corporation agrees to provide office space and furnishings to Executive commensurate with the Corporation’s décor and culture.

e)	Executive Benefit Plans: Executive shall be allowed to participate, to the extent they may be eligible, in any profit sharing, retirement, insurance or other Executive benefit plan maintained by the Corporation. In the event Executive elects to participate in the Corporation’s medical, dental, vision, and life insurance plans, the Corporation will pay the entire cost of such coverage for Executive and his immediate family.

f)	Vacations and Leave: Executive shall be entitled to three (3) weeks of vacation per year, accrued monthly, and six (6) sick days per year, and any other paid leave benefits provided for in the Corporation’s Employee Handbook.
4)	Non-Disclosure of Confidential Information. Executive acknowledges that beginning on Effective Date, the Corporation shall provide to Executive, and he will otherwise be making use of, acquiring, and/or adding to special training and confidential information of a special and unique nature and value relating to such matters as the Corporation’s copyrights, proprietary information, trade secrets, systems, product developments, procedures, manuals, confidential reports, lists of customers (which are deemed for all purposes confidential and proprietary), as well as the nature and type of services rendered by the Corporation, the equipment and methods used and preferred by the Corporation’s customers, and the fees paid by them. Executive further agrees that if a third party (e.g., vendors, customers and manufacturers) contracts with the Corporation, the information obtained or received from a third party including, but not limited to, its patents, copyrights, proprietary information, trade secrets, systems, product development, procedures manuals, and confidential reports, will be treated in the same manner and subject to the same protection as other Confidential Trade Secret Information (as hereinafter defined) of the Corporation.
     As a material inducement to the Corporation to enter into this Agreement and to pay Executive the compensation and benefits stated herein and as a condition of employment and continued employment, Executive shall keep confidential all such confidential and proprietary information which Executive learns or acquires as a result of his employment with the Corporation. By way of example, “Confidential Trade Secret Information” may consist of any idea, process, design, concept, formula, pattern, device, development, customer information or compilation of information which is used in the Corporation’s business, which gives the Corporation an advantage over a competitor who does not know or use it.
     Executive agrees that the appropriate remedy for any breach of this paragraph 4 is a suit for injunctive relief and specific performance in any court of competent jurisdiction. Executive agrees that damages for use of any identified Confidential Trade Secret Information in violation of this paragraph 4 shall be 100% of the gross amount of revenue derived from unauthorized use of such information.
5)	Covenants Not to Compete. Executive acknowledges that the confidential information which the Corporation may provide to him under the terms of paragraph 4 of this Agreement is special and unique, and that the receipt of it by Executive is of benefit and value to him. Executive acknowledges delivery and receipt of such confidential information and specialized training contemporaneously and/or in conjunction with the execution of this Agreement, such confidential information and training being given and delivered to Executive expressly in consideration for his agreement to be bound by the provisions of this Paragraph. Executive also acknowledges that Corporation does not normally disclose such confidential information and takes steps to protect it. Executive further acknowledges that the services he/she is to render to the

Corporation are of a special and unusual character with a unique value to the Corporation, the loss of which cannot adequately be compensated by damages in action at law. Accordingly, and expressly in consideration for the Corporation’s agreement in paragraph 4 of this agreement to provide confidential information to him, Executive agrees that during the term of his employment and for a period of twelve (12) months from the date this Agreement is terminated, for whatever reason:
a)	Executive shall not, directly or indirectly, without the express written consent of the Corporation, solicit or induce, or attempt to solicit or induce, any employee of the Corporation, current or future, to leave or cease their relationship with the Corporation, for any reason whatsoever, or hire any current or future employee of the Corporation.

b)	Executive shall not, directly or indirectly, without the express written consent of the Corporation (i) engage in any business or activity that is competitive with the business of the Corporation; and/or (ii) be employed by, or provide competitive services or assistance to, a “Competing Business” (hereinafter defined) which would potentially involve, directly or indirectly, the use and/or disclosure of the Corporation’s Confidential Trade Secret Information. For purposes of this Agreement, a Competing Business means any person or firm that offers services or products that are directly competitive with those marketed, offered for sale and/or under any stage of development by the Corporation as of the date of Executive’s separation from employment. If Executive desires to work for a Competing Business in an area that is not competitive with the business of the Corporation, Executive must give written notice to the Chief Executive Officer of the Corporation and obtain his approval that the employment will not violate the terms and conditions of this paragraph 5 before beginning employment with the Competing Business.

c)	Executive will not solicit or attempt to solicit the Corporation’s existing or prospective customers to purchase services or products that are competitive with those marketed, offered for sale and/or under any stage of development by the Corporation as of the date of Executive’s separation from the Corporation. For purposes of this Agreement,existing customers shall mean those persons or firms that the Corporation has made a sale to in the twelve (12) months preceding Executive’s separation from employment; prospective customers shall mean those persons or firms that the Corporation has solicited and/or negotiated to sell the Corporation’s products or services to within the twelve (12) months preceding Executive’s separation from the Corporation.

d)	In the event that any of the provisions of this paragraph 5 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this paragraph 5 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

e)	Executive agrees that the appropriate remedy for any breach of this paragraph 5 is a suit for injunctive relief and/or specific performance in any court of competent jurisdiction. Executive agrees that the Corporation also has the right to seek damages for any breach of this paragraph 5. The Corporation has sole discretion regarding whether to seek a remedy for breach of this paragraph in a Court of competent jurisdiction and/or through arbitration procedures outlined in paragraph 9.
6)	Termination. This Agreement will terminate as follows:
a)	Death. Executive’s employment hereunder shall automatically terminate upon his death.

b)	Disability. The Corporation may terminate the Executive’s employment hereunder in the event of the Executive’s Disability (as hereinafter defined). For purposes of this Agreement, “Disability” shall mean that, as a result of the Executive’s Incapacity due to illness or injury, Executive shall have been absent from his duties under this Agreement on a substantially full-time basis or a period of three (3) or more consecutive months, and thereafter, within thirty (30) days after the Corporation notifies Executive in writing that it intends to replace him, Executive shall not have returned to the performance of such duties on a full-time basis. Should Executive be diagnosed as permanently disabled by his treating physician, the Corporation can terminate his employment without waiting for the expiration of the three-month period. Without limiting the foregoing, until the Corporation terminates Executive’s employment hereunder on account of Disability, the Executive shall receive his full compensation as provided in Paragraph 3 of this Agreement.

c)	By Executive. Executive may resign at any time upon thirty (30) days notice to the Chief Executive Officer of the Corporation.

d)	By the Corporation.
(1)	The Corporation may terminate Executive for any reason or no reason upon thirty (30) days written notice to Executive.

(2)	The Corporation may terminate Executive immediately for Willful Neglect of his duties and responsibilities. For purposes of this Agreement, “Willful Neglect” means (a) any act or course of conduct by the Executive constituting a criminal act or (b) an act by the Executive that is not authorized by the Board of Directors of the Corporation, or a committee thereof, and which results in gain to or personal enrichment of the Executive at the expense of the Corporation, or (c) the commission by the Executive of an act or course of conduct involving moral turpitude, or (d) a breach by Executive of either or both of Paragraphs 4 and 5 of this Agreement, or (e) the Executive’s intentional violation of reasonable written instructions or policies established by the Corporation’s Board of Directors with respect to the operation of the Corporation’s business and affairs, or the Executive’s failure to carry out reasonable written instructions or policies of the Board of Directors, or a material breach (other than a breach of Paragraphs 4 or 5) by the Executive of this Agreement, provided that before a termination of the Executive pursuant to this subsection 10(d)(i)(e) shall be considered for “Willful Neglect”, the Corporation’s Board of Directors must give the Executive written notice and (30) days to cure such violation or failure.
7)	Payment Upon Termination. Notwithstanding any other provision of this Agreement, payments and/or benefits to Executive upon termination shall be as follows, and only as follows:
a)	Upon Death or Disability: Executive shall be entitled to earned, but unpaid salary, pro-rata bonus as determined by the Corporation and vested options.

b)	Upon Resignation by Executive and Upon Termination for Willful Neglect: Executive shall be entitled to his earned, but unpaid salary and vested options.

c)	Upon Termination for Other than Willful Neglect: If the Corporation terminates Executive’s employment for any reason other than Willful Neglect, Executive will be eligible for 9 months of severance pay at his base salary rate, payable in 18 bi-weekly payments consistent with the Corporation’s normal payroll cycle, if and only if he executes a general release of all claims against the Corporation upon separation of his employment with the Corporation. The severance payment, pro-rated bonus as determined by the Corporation, and vested options will be the only entitlements made to Executive upon separation of his employment with the Corporation. Executive will not receive accrued vacation or any other monetary payment from the Corporation. Eighty percent of this severance payment will be allocated to Executive’s agreement to abide by the covenant not to compete provisions and nondisclosure requirements contained in paragraphs 4 and 5 of this Agreement. Executive’s obligations under paragraphs 4 and 5 of this Agreement will continue regardless of whether Executive receives a severance payment from the Corporation. The Executive shall not be required to mitigate the amount of any severance payment provided for in this Agreement by seeking other employment or otherwise.
8)	Non-Disparagement. Executive agrees that he will not disparage the Corporation, in any manner, upon separation of his employment from the Corporation. Likewise, Corporation agrees that it will not disparage the Employee, in any manner, upon separation of his employment from the Corporation.

9)	Arbitration. Subject to the provisions of paragraphs 4 and 5, Executive and Corporation agree that all Disputes, as defined in Article I of the Alternative Dispute Resolution Procedure (the “ADR Procedure”), regarding the termination of employment or other covered Dispute shall be resolved exclusively in accordance with the Corporation’s ADR Procedure. The parties, however, agree that the ADR Procedure does not apply to claims for unemployment compensation benefits or claims by the Corporation for injunctive relief, specific performance, and/or damages as provided for in paragraphs 4 and 5 of this Agreement. Executive represents, warrants and agrees that (a) Executive has received, read and understands the Corporation’s ADR Procedure; (b) Executive must file a claim under the ADR Procedure within one-hundred and eighty (180) days of being notified of the termination or other adverse employment decision; (c) arbitration may be compelled and enforced under the Federal Arbitration Act; (d) any arbitration award is final and binding upon both Executive and the Corporation; (e) the ADR Procedure shall survive the employer-Executive relationship and applies to any Dispute whether it is asserted during or after Executive’s separation of employment; and (f) the ADR Procedure does not alter the parties’ “At Will” employment relationship.

10)	Indemnification. The Corporation agrees to provide the Executive with coverage under its Director’s and Officer’s liability insurance policy. The Corporation also agrees to indemnify and defend Executive in accordance with the Corporation’s Bylaws.

11)	Resignation Upon Termination. In the event of separation of Executive’s employment with the Corporation, Executive hereby agrees to resign from all positions held in the Corporation, including, without limitation, any position of director, officer, agent, trustee, or consultant of the Corporation.

12)	Waiver. A party’s failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

13)	Governing Law. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Texas.

14)	Severability. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

15)	Notice. Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Corporation at its principal place of business and to Executive at the address hereinafter set forth following Executive’s signature, or at such other address or addresses as either party may hereafter designate in writing to the other.

16)	Assignment. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.

17)	Amendments. This Agreement may be amended in writing at any time by mutual consent of the parties hereto. Any purported amendment that is not in writing and signed by the Corporation and Executive is invalid.

18)	Entire Agreement. This Agreement contains the entire agreement and understanding by and between Executive and the Corporation with respect to the employment of Executive, and no representations, promises, agreements, or understandings, written or oral, including the letter offer of employment dated May 5, 1999, relating to the employment of Executive by the Corporation not contained herein shall be of any force or effect.

19)	Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and Executive, and their respective heirs, personal and legal representatives, successors, and assigns.

20)	References to Gender and Number Terms. In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place which the context so requires.

21)	Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

IN WITNESS WHEREOF, the Corporation and Executive have duly executed this Agreement as of the Effective Date.

INTERPHASE CORPORATION		STEVEN P. KOVAC

By:	/s/ Gregory B. Kalush	By:	/s/ Steven P. Kovac

GREGORY B. KALUSH
President and Chief Executive Officer

Address for Notice Purposes:	Address for Notice Purposes:
Chief Executive Officer
Interphase Corporation
13800 Senlac Road
Dallas, Texas 75234

ATTACHMENT A
List of Confidential Information
•	Overall corporate strategy (including subsidiaries)

•	FY 1999 Business Plan, Revenue, Expense and Earnings Projections

•	FY 1999 Budgets, Margin Analyses

•	Product Strategy including Marketing Plans and Product Roadmaps

•	Customer and Supplier Lists

•	Pricing Strategy

•	Bills of Materials

•	Telephone Listing of Current Employees

January 19, 2000
Mr. Steve P. Kovac
c/o Interphase Corporation
13800 Senlac Road
Dallas, Texas 75234

Re:	Employment Agreement dated May 11, 1999 (the “Employment Agreement”) by and between Interphase Corporation and Its Subsidiaries (“Interphase”) and Steven P. Kovac
Dear Steve:
     Attached as Exhibit A is a copy of the Employment Agreement. This letter sets forth Interphase’s understanding of the agreement reached between us regarding amendment of the Employment Agreement, which understanding is as follows:
          (1) The Employment Agreement is amended by adding thereto a new provision which is in addition to, and not in lieu or substitution of, any other provision of the Employment Agreement. Such new provision which shall be added to the Employment Agreement as numbered paragraph 22 reads in its entirety as follows:

“22. Acceleration of Options Upon Acquisition of Shares by One Investor. If at any time during the term of this Agreement, one investor (including all affiliates, as defined in Rule 405 promulgated pursuant to the Securities Act of 1933, as amended, of such investor) accumulates 20% or more of the outstanding Common Stock of the Corporation then, effective as of the date of such accumulation, all of the Executive Stock Options shall be accelerated.”
          (2) Except as expressly amended by this letter agreement, the Employment Agreement, and each and every provision thereof, is expressly ratified, affirmed, adopted and approved.
  Steve, if this letter agreement correctly sets forth your understanding of the agreement reached with Interphase regarding amendment of the Employment Agreement, please so indicate by signing below, whereupon this shall become a binding agreement.

Sincerely,

Interphase Corporation

BY:	/s/ Gregory B. Kalus

Its:	CEO & PRESIDENT

Agreed to and Accepted By:

/s/ Steven P. Kovac
Steven P. Kovac
Dated: 1/20, 2000